Exhibit 10.1

AVALARA, INC.

2006 EQUITY INCENTIVE PLAN

(as amended and restated effective as of August 15, 2017)

1. PURPOSES.

(a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(b) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

(c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2. DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of two (2) or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Avalara, Inc., a Washington corporation.

(g) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

(h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

2006 Equity Incentive Plan

(i) “Director” means a member of the Board of Directors of the Company.

(j) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(k) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(l) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Stock Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(m) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(n) “Listing Date” means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

(o) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(p) “Officer” means a person who is an officer of the Company or an Affiliate.

(q) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(r) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(s) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(t) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

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(u) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(v) “Plan” means this Avalara, Inc. 2006 Equity Incentive Plan.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Stock Award” means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

(y) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(z) “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates responsibility for administering the Plan to a Committee, as provided in subsection 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 12.

(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

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(c) Delegation to Committee. The Board may delegate concurrent responsibility for administering the Plan to a Committee or Committees of two (2) or more members of the Board, and the term “Committee” shall apply to any persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter also be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and re-vest in the Board the administration of the Plan.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 33,143,496 shares of Common Stock.

(b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

5. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants.

(i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

(ii) Rule 701 generally is available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

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6. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price of an Option. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code. Further, notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted if the Option meets the requirements for Stock Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code.

(c) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) pursuant to any other method permitted by the Company, which may include one or more of the following, each as may be set forth in Section 4 of the Option Agreement: (1) a Regulation T program, (2) exchange, (3) a cashless exercise, or (4) deferred payment.

(d) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

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(g) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date ninety (90) days following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(h) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of ninety (90) days after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(i) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(j) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to subsection 6(d) or 6(e), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(k) No Early Exercise. The Option may not include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option.

(l) Right of Repurchase. Unless otherwise provided in the Option Agreement, the Company may elect, prior to the Listing Date, to repurchase all or any part of the shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option. This right of repurchase shall be exercisable only by written notice delivered to the Optionholder. The notice shall set forth the date on which the repurchase is to be effected. Such date shall not be more than thirty (30) days after the date of the notice. The certificate(s) representing the shares to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to the Company properly endorsed for transfer. The Company shall, concurrently with the receipt of such certificate(s), pay to the Optionholder a purchase price equal to the Fair Market Value of the shares being acquired. Payment shall be made in cash or cash equivalents or by canceling indebtedness to the Company incurred by the Optionholder.

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(m) Right of First Refusal. Unless otherwise provided in the Option Agreement, the Company may elect, prior to the Listing Date, to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option. If the Optionholder desires to transfer such shares, the Optionholder must give a written notice to the Company describing fully the proposed transfer, including the number of shares proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Company shall have the right to purchase all, and not less than all, of such shares on the terms of the proposal described in the notice by delivery of a notice of exercise of the right of first refusal, along with proper consideration, within thirty (30) days after the date when the notice was received by the Company.

7. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Stock Bonus Awards. Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii) Vesting. Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

(b) Restricted Stock Awards. Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price. The purchase price of restricted stock awards shall not be less than eighty-five percent (85%) of the Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

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(ii) Consideration. The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(iii) Vesting. Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

(v) Transferability. Rights to acquire shares of Common Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

8. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10. MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

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(b) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(e) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

(f) Section 409A. The Plan and Stock Awards granted thereunder are intended to be exempt from the requirements of Section 409A of the Code (“Section 409A”) to the maximum extent possible. To the extent Section 409A is applicable to the Plan or any Stock Award, it is intended that the Plan and any Stock Awards comply with the deferral, payout, plan termination and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Stock Award to the contrary, the Plan and any Stock Award shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that the Company and the Board make no representations that Stock Awards shall be exempt from or comply with Section 409A and make no undertaking to preclude Section 409A from applying to Stock Awards. Without limiting the generality of

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the foregoing, and notwithstanding any other provision of the Plan or any Stock Award to the contrary, with respect to any payments and benefits under the Plan or any Stock Award to which Section 409A applies, all references in the Plan or any Stock Award to the termination of a Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A. In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Stock Award granted under the Plan during the six (6)-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six (6) months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Board, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Stock Award so that the Stock Award qualifies for exemption from or complies with Section 409A.

(g) California Appendix Provisions. To the extent required by applicable law, Participants who are residents of the State of California shall be subject to the additional terms and conditions set forth in Appendix A to the Plan until such time as the Common Stock becomes a “listed security” under the Securities Act.

11. ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

(c) Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (individually, a “Corporate Transaction”), then with respect to Stock Awards outstanding under the Plan and held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated by an amount of time equal to the vesting period prior to the date of the Corporate Transaction (e.g., if a Stock Award is otherwise vested by 16 months, upon a Corporate Transaction, that Stock Award will be deemed vested 32 months) whether or not any surviving corporation or acquiring corporation assumes any Stock Awards outstanding under the Plan or substitutes similar stock awards (including an award to

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acquire the same consideration paid to the shareholders in the Corporate Transaction) for those Stock Awards outstanding under the Plan. If the surviving corporation or acquiring corporation does not assume such Stock Awards, the Stock Awards shall terminate if not exercised (if applicable) at or prior to the Corporate Transaction and, with respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to the Corporate Transaction.

12. AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code.

(b) Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, subject to subsection 10(f), that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Plan shall have no fixed expiration date; however, the Board may suspend or terminate the Plan at any time. Notwithstanding the foregoing, Incentive Stock Options may not be granted under the Plan more than ten (10) years after the date the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated. No Stock Awards may be granted under the Plan after the Listing Date.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

-11-	2006 Equity Incentive Plan

14. EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15. CHOICE OF LAW.

The law of the State of Washington shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

-12-	2006 Equity Incentive Plan

APPENDIX A

TO THE AVALARA, INC.

2006 EQUITY INCENTIVE PLAN

(For California Residents Only)

This Appendix A to the Avalara, Inc. 2006 Equity Incentive Plan (the “Plan”) shall have application only to Participants who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided in this Appendix. Notwithstanding any other provision of the Plan to the contrary and to the extent required by applicable law, the following terms and conditions shall apply to all Stock Awards granted to residents of the State of California, until such time as the Common Stock becomes a “listed security” under the Securities Act:

1. An Option shall have a term of not more than ten (10) years from the date it was granted.

2. Stock Awards shall be nontransferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code with respect to Incentive Stock Options, the Board, in its discretion, may permit transfer of a Stock Award to a revocable trust or as otherwise permitted by Rule 701 of the Securities Act.

3. Unless employment or services are terminated for cause, the right to exercise an Option in the event a Participant’s Continuous Service terminates, to the extent that the Participant is otherwise entitled to exercise an Option on the date of such termination of Continuous Service, shall be for:

(a) at least six (6) months from the date a Participant’s Continuous Service terminates if termination was caused by death or Disability; and

(b) at least thirty (30) days from the date a Participant’s Continuous Service terminates if termination was caused by other than death or Disability;

(c) but in no event later than the expiration of the term of the Option.

4. No Stock Award may be granted to a resident of California more than ten (10) years after the earlier of the date the Board adopts the Plan and the date the shareholders of the Company approve the Plan.

5. Shareholders of the Company must approve the Plan by the later of (a) within 12 months before or after the Plan is adopted by the Board and (b) (i) with respect to Options, prior to or within twelve (12) months of the grant of an Option under the Plan to a resident of the State of California, and (ii) with respect to Stock Awards other than Options, prior to the issuance of such Stock Awards to a resident of the State of California. Any Option exercised by a California resident or shares issued under a Stock Award to a California resident shall be rescinded if shareholder approval is not obtained in the foregoing manner. Shares subject to such Stock Awards shall not be counted in determining whether such approval is obtained.

6. To the extent required by applicable law, the Company shall provide annual financial statements of the Company to each California resident holding an outstanding Stock Award under the Plan. Such financial statements need not be audited and need not be issued to key persons whose duties at the Company assure them access to equivalent information.

2006 Equity Incentive Plan

PLAN HISTORY

March 15, 2006	Board adopts the Plan, with an initial reserve of 360,000 shares.

June 1, 2006	Shareholders approve the Plan, with an initial reserve of 360,000 shares.

July 16, 2007	Board approves a 240,000 increase in the share reserve pool, for an aggregate reserve of 600,000 shares.

August 23, 2007	Shareholders approve a 240,000 increase in the share reserve pool, for an aggregate reserve of 600,000 shares.

January 11, 2008	Board approves a 2,014,558 increase in the share reserve pool, for an aggregate reserve of 2,614,558 shares.

March 23, 2008	Shareholders approve a 2,014,558 increase in the share reserve pool, for an aggregate reserve of 2,614,558 shares.

June 22, 2009	Board approves a 1,780,000 increase in the share reserve pool, for an aggregate reserve of 4,394,558 shares.

May 14, 2010	Shareholders approve a 1,780,000 increase in the share reserve pool, for an aggregate reserve of 4,394,558 shares.

November 2, 2010	Board approves a 3,000,000 increase in the share reserve pool, for an aggregate reserve of 7,394,558 shares.

November 5, 2010	Shareholders approve a 3,000,000 increase in the share reserve pool, for an aggregate reserve of 7,394,558 shares.

February 18, 2011	Board approves an amendment to Section 11(c) regarding acceleration in connection with a Corporate Transaction. Section 11(c) is restated in its entirety as follows:

11(c) Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (individually, a “Corporate Transaction”), then with respect to Stock Awards outstanding under the Plan and held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated by an amount of time equal to the vesting period prior to the date of the Corporate Transaction (e.g., if a Stock Award is otherwise vested by 16 months, upon a Corporate Transaction, that Stock Award will be deemed vested 32 months) whether or not any surviving corporation or acquiring corporation assumes any Stock Awards outstanding under the Plan or substitutes similar stock awards (including an award to acquire the same consideration paid to the shareholders in the Corporate Transaction) for those Stock Awards outstanding under the Plan. If the surviving corporation or acquiring corporation does not assume such Stock Awards, the Stock Awards shall terminate if not exercised (if applicable) at or prior to the Corporate Transaction and, with respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to the Corporate Transaction.

March 28, 2011	Board approves a 1,000,000 increase in the share reserve pool, for an aggregate reserve of 8,394,558 shares.

April 14, 2011	Shareholders approve a 1,000,000 increase in the share reserve pool, for an aggregate reserve of 8,394,558 shares.

June 18, 2012	Board and shareholders approve a 3,324,000 increase in the share reserve pool, for an aggregate reserve of 11,718,558 shares.

August 13, 2013	Board approves a 1,318,070 increase in the share reserve pool, for an aggregate reserve of 13,036,628 shares.

August 23, 2013	Shareholders approve a 1,318,070 increase in the share reserve pool, for an aggregate reserve of 13,036,628 shares.

February 12, 2014	Board and shareholders approve a 3,362,934 increase in the share reserve pool, for an aggregate reserve of 16,399,562 shares.

May 20, 2014	Board approves a 2,500,000 increase in the share reserve pool, for an aggregate reserve of 18,899,562 shares.

May 30, 2014	Shareholders approve a 2,500,000 increase in the share reserve pool, for an aggregate reserve of 18,899,562 shares.

April 28, 2015	Board approves the amendment and restatement of the Plan in its entirety, including (i) a 7,000,000 increase in the share reserve pool, for an aggregate reserve of 25,899,562 shares, and (ii) various other updates.

January 26, 2016	Shareholders approve the amendment and restatement of the Plan in its entirety, including (i) a 7,000,000 increase in the share reserve pool, for an aggregate reserve of 25,899,562 shares, and (ii) various other updates.

June 16, 2016	Compensation and Leadership Development Committee approves a 2,000,000 increase in the share reserve pool, for an aggregate reserve of 27,899,562 shares, and the restatement of the Plan, as amended.

September 9, 2016	Shareholders approve a 2,000,000 increase in the share reserve pool, for an aggregate reserve of 27,899,562 shares.

August 15, 2017	Board approves a 5,243,934 increase in the share reserve pool, for an aggregate reserve of 33,143,496 shares, and the restatement of the Plan, as amended.

AVALARA, INC.

GLOBAL STOCK OPTION GRANT NOTICE

(2006 EQUITY INCENTIVE PLAN)

Avalara, Inc. (the “Company”), pursuant to its 2006 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder (identified below) an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all the terms and conditions set forth herein and in the Global Stock Option Agreement, including any Country-Specific Terms and Conditions for Optionholder’s country attached thereto as Appendix A (together, the “Agreement”), and the Plan, all of which are incorporated herein in their entirety. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement and the Plan.

Optionholder:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price Per Share:

Total Exercise Price:

Expiration Date:

Type of Grant:	☐ Nonstatutory Option ☐ Incentive Stock Option[1]

Vesting Schedule:

Additional Terms/Acknowledgments:

1. The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Global Stock Option Grant Notice, the Agreement and the Plan. Optionholder further acknowledges that as of the Grant Date, this Global Stock Option Grant Notice, the Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan and (ii) the following agreements only:

OTHER AGREEMENTS:

2. Electronic Transmission for Shareholder Notices. By providing Optionholder’s email address below, if and when Optionholder exercises this option with respect to any of the shares of Common Stock, Optionholder hereby consents to receive electronically transmitted notices for any and all purposes under the Washington Business Corporation Act at the email address provided or as subsequently modified by written notice. Unless otherwise required by law, such electronic notice, if sent during normal business hours of the recipient, will be effective on the next business day.

[1]	If this is an Incentive Stock Option, it (plus Optionholder’s other outstanding incentive stock options) cannot be first exercisable for more than $100,000 in any calendar year. Any excess over $100,000 is a nonstatutory stock option.

3. Exercise Price. The exercise price per share of this option represents an amount the Company believes to be no less than the Fair Market Value of a share of Common Stock as of the Grant Date, determined in good faith in compliance with the requirements of Section 409A of the U.S. Internal Revenue Code. There is no guarantee that the U.S. Internal Revenue Service (“IRS”) or any relevant tax authorities outside the United States will agree with the Company’s determination. A subsequent determination by the IRS or a relevant tax authority outside the United States that the exercise price is less than such Fair Market Value could result in adverse tax consequences to Optionholder. By signing below, Optionholder agrees that the Company, its directors, officers and shareholders shall not be held liable for any tax, penalty, interest or cost incurred by Optionholder as a result of such determination. Optionholder is urged to consult with his or her own tax adviser regarding the tax consequences of the option, including the application of Section 409A (for U.S. taxpayers).

AVALARA, INC.	OPTIONHOLDER:

By:
Name:
Title:

Date:	Date:

Address:	Address:

100 Ravine Lane N.E., Suite 220 Bainbridge Island, WA 98110

Email:

ATTACHMENTS: Global Stock Option Agreement and 2006 Equity Incentive Plan

AVALARA, INC.

2006 EQUITY INCENTIVE PLAN

GLOBAL STOCK OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Global Stock Option Grant Notice (“Grant Notice”) and this Global Stock Option Agreement, including any Country-Specific Terms and Conditions for your country attached hereto as Appendix A (collectively, this “Stock Option Agreement”), Avalara, Inc. (the “Company”) has granted you an option under its 2006 Equity Incentive Plan, as amended and restated (the “Plan”), to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING AND EXERCISABILITY. Subject to the limitations contained herein, your option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for adjustments in the capitalization of the Company, as provided in Section 11(a) of the Plan.

3. NO EXERCISE PRIOR TO VESTING. An Optionholder shall not be permitted to exercise any nonvested portion of an option.

4. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by the Company, which may include one or more of the following:

(a) By Regulation T Program. If at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either (i) the receipt of cash (or check) by the Company or (ii) the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b) By Exchange. If at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. The use of this method of payment requires the Company’s prior approval. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) By Cashless Exercise. By delivery of a request to convert an option, in whole or in part, into that number of shares of Common Stock equal to the quotient obtained by dividing [(A - B)(X)] by (A), where: A= the Fair Market Value of one share of Common Stock on the date of exercise of the option; B = the exercise price for one share of Common Stock under the option; and X = the number of shares of Common Stock being surrendered pursuant to an executed notice of exercise (in a form designated by the Company). If the above calculation results in a negative number, then no shares of Common Stock shall be issued or issuable upon conversion of the option. The use of this method of payment requires the Company’s prior approval.

(d) By Deferred Payment. Pursuant to the following deferred payment alternative; provided, however, that the use of this method of payment requires the Company’s prior approval:

(i) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company’s election, upon termination of your Continuous Service.

(ii) Interest shall be compounded at least annually and shall be charged at the market rate of interest necessary to avoid a charge to earnings for financial accounting purposes.

(iii) At any time that the Company is incorporated in Delaware or any other state with a similar par value payment requirement, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

(iv) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a security agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

5. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7. TERM. You may not exercise your option before the commencement of its term or after its term expires. The term of your option commences on the date of grant specified in the Grant Notice (the “Grant Date”) and expires upon the earliest of the following:

(a) Ninety (90) days after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such 90-day period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of 90 days after the termination of your Continuous Service;

(b) twelve (12) months after the termination of your Continuous Service due to your Disability;

(c) eighteen (18) months after your death if you die either during your Continuous Service or within 90 days after your Continuous Service terminates; or

(d) the Expiration Date indicated in your Grant Notice.

For purposes of the option, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Stock Option Agreement or determined by the Company, (i) your right to vest in the option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Continuous Service would not include any contractual notice period or any period of” garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise the option after such termination of your Continuous Service will commence on the date you cease to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or terms of your employment agreement, if any; the Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your option (including whether you may still be considered to be providing services while on a leave of absence).

If you are U.S. taxpayer and your option is an Incentive Stock Option, note that, to obtain the U.S. federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the Grant Date of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.

8. EXERCISE.

(a) You may exercise the vested and exercisable portion of your option during its term by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. In the event your option does not become exercisable during its term, it will automatically expire at the expiration of its term without having become exercisable.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d) By exercising your option you agree that the Company (or a representative of the underwriter(s)) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days or such longer period requested by the underwriter(s) to comply with FINRA rules) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 8(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

9. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

10. RIGHT OF FIRST REFUSAL. The shares of Common Stock you acquire pursuant to the exercise of your option are subject to the right of first refusal set forth in the Plan.

11. RIGHT OF REPURCHASE. The shares of Common Stock you acquire pursuant to the exercise of your option are subject to the right of repurchase set forth in the Plan.

12. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13. TAX CONSEQUENCES. You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (I) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option, including, but not limited to, the grant, vesting or exercise of the option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

14. WITHHOLDING OBLIGATIONS.

(a) Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for all applicable Tax-Related Items withholding obligations of the Company or the Employer, if any, which arise in connection with your option.

(b) Subject to compliance with any applicable conditions or restrictions of law, the Company may withhold from shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of Tax-Related Items required to be withheld by law. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised portion of your option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility

(c) You may not exercise your option unless the Tax-Related Items withholding obligations of the Company and/or the Employer are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested and exercisable, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

15. NATURE OF GRANT. In accepting this option, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of this option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d) you are voluntarily participating in the Plan;

(e) unless otherwise agreed with the Company, this option and the shares of Common Stock subject to this option, and the income and value of same, are not granted as consideration for, or in connection with the service you may provide as a director of a subsidiary of the Company;

(f) this option and the shares of Common Stock subject to this option are not intended to replace any pension rights or compensation;

(g) this option and the shares of Common Stock subject to this option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) the future value of the shares of Common Stock underlying this option is unknown, indeterminable and cannot be predicted with certainty;

(i) if the shares of Common Stock underlying this option do not increase in value, this option will have no value;

(j) if you exercise this option and acquire shares of Common Stock, the value of the shares of Common Stock may increase or decrease in value, including below the option exercise price;

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting (i) from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing services or the terms of your employment agreement, if any) or (ii) from expiration of this option prior to its becoming exercisable; and

(l) neither the Employer, the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this option or of any amounts due to you pursuant to exercise of this option or the subsequent sale of any shares of Common Stock acquired upon exercise.

16. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of shares underlying this option. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

17. DATA PRIVACY. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Stock Option Agreement and any other option grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, email address, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that, if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*TRADE Financial Corporate Services, Inc., and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

18. GOVERNING LAW; VENUE. The validity, construction and effect of this Stock Option Agreement, and of any determinations or decisions made by the Company relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Stock Option Agreement, shall be determined exclusively in accordance with the laws of the State of Washington, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Stock Option Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Stock Option Agreement in any court other than a federal or state court in the State of Washington, and you hereby agree and submit to the personal jurisdiction of any federal or state court located in the State of Washington. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

19. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

20. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

21. ISO EXERCISE LIMITATION. If you are U.S. taxpayer and your option is an Incentive Stock Option, the following provisions shall apply:

(a) The aggregate Fair Market Value of the shares of Common Stock with respect to which you may exercise your option for the first time during any calendar year, when added to the aggregate Fair Market Value of the shares of Common Stock subject to any other options designated as Incentive Stock Options and granted to you under any stock option plan of the Company or an Affiliate prior to the Grant Date with respect to which such options are exercisable for the first time during the same calendar year, shall not exceed $100,000 (the “ISO Exercise Limitation”) unless applicable law requires that your option be exercisable sooner.1

(b) Your option shall be deemed a Nonstatutory Stock Option to the extent of the number of vested shares of Common Stock subject to your option otherwise exceed the ISO Exercise Limitation.

(c) The ISO Exercise Limitation shall terminate, and you may fully exercise your option, as to all shares of Common Stock subject to your option for which your option would have been exercisable in the absence of the ISO Exercise Limitation upon the earlier of the following events:

(i) the date of termination of your Continuous Service,

(ii) the day immediately prior to the effective date of a Corporate Transaction described in subsection 11(c) the Plan in which your option is not assumed or substituted for as provided in the Plan, or

(iii) the day that is ten (10) days prior to the Expiration Date of your option.

22. LANGUAGE. If you have received this Stock Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

23. SEVERABILITY. The provisions of this Stock Option Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

24. ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25. APPENDIX FOR NON-U.S. OPTIONHOLDERS. Notwithstanding any provisions in this Stock Option Agreement, if you reside and/or work outside the United States you shall be subject to any Country-Specific Terms and Conditions for your country attached hereto as Appendix A. If you relocate to or between any of the countries included in Appendix A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Stock Option Agreement.

26. IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on this option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[1]	For purposes of this provision, your options designated as Incentive Stock Options shall be taken into account in the order in which they were granted to you, and the Fair Market Value of shares of Common Stock shall be determined as of the time the option with respect to such shares of Common Stock is granted. If Section 422 of the Code is amended to provide for a different limitation from that set forth in this provision, the ISO Exercise Limitation shall be deemed amended effective as of the date required or permitted by such amendment to the Code.

27. WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Stock Option Agreement shall not operate or be construed as a waiver of any other provision of this Stock Option Agreement, or of any subsequent breach by you or any other Optionholder.

28. FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. Your country may have certain foreign asset/account, exchange control and/or tax reporting requirements, which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate the sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you should consult your personal legal advisor for any details.

29. INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any applicable restrictions and are advised to consult your personal legal advisor on this matter.

APPENDIX A

AVALARA, INC.

2006 EQUITY INCENTIVE PLAN

GLOBAL STOCK OPTION AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in your Stock Option Grant Notice, the Stock Option Agreement and the Plan.

Terms and Conditions

This Appendix A includes additional terms and conditions that govern the option if you reside and/or work in one of the countries listed below. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you are currently residing and/or working or if you move to another country after receiving the grant of the options, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to you.

Notifications

This Appendix A also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix A as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you exercise the option or sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

If you are a citizen or resident of a country other than the one in which you are currently residing and/or working (or if you are considered as such for local law purposes) or if you move to another country after receiving the grant of the options, the information contained herein may not be applicable to you in the same manner.

BRAZIL

Terms and Conditions

COMPLIANCE WITH LAW. You must comply with applicable Brazilian laws and are responsible for paying any and all applicable taxes associated with the exercise of this option and the sale of shares of Common Stock acquired under the Plan.

LABOR LAW POLICY AND ACKNOWLEDGMENT. By accepting this option, you agree that (i) you are making an investment decision, (ii) the shares of Common Stock will be issued to you only if the vesting conditions are met and any necessary services are rendered by you over the vesting period and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the vesting period without compensation to you.

TAX ON FINANCIAL TRANSACTIONS (IOF). You acknowledge that the transfer of funds to the United States of America and the conversion of such amounts from BRL to USD will be subject to the Tax on Financial Transactions. You also understand that if you repatriate amounts from the sale of shares of Common Stock you also may be subject to a Tax on Financial Transactions when funds are converted from USD to BRL.

Notifications

EXCHANGE CONTROL INFORMATION. If you are resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil, including any shares of Common Stock acquired under the Plan, to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. More frequent reporting is required if the aggregate value of such assets and rights exceeds US$100,000,000. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

CANADA

Terms and Conditions

METHOD OF PAYMENT; WITHHOLDING OBLIGATIONS. This provision supplements Sections 4 and 14 of the Stock Option Agreement:

Notwithstanding anything to the contrary in the Plan or the Stock Option Agreement, you will not be permitted to pay the exercise price or any Tax-Related Items by delivery to the Company, or attestation to the Company of ownership, of other shares of Common Stock, or by using a “net exercise” arrangement.

TERMINATION OF SERVICE. This provision replaces the sixth paragraph of Section 7 of the Stock Option Agreement:

For purposes of the option, your Continuous Service will be considered terminated as of the date that is the earlier of: (a) the date you receive notice of termination of employment, or (b) the date you are no longer actively employed or actively providing services to the Company or any Affiliate, regardless of any notice period or period of pay in lieu of such notice required under local law (“Notice Period’’) (including, but not limited to statutory law, regulatory law and/or common law), and unless otherwise expressly provided in this Stock Option Agreement or determined by the Company, (i) your right to vest in the option under the Plan, if any, will terminate as of such date and will not be extended by any Notice Period; and (ii) the period (if any) during which you may exercise the option after such termination of your Continuous Service will commence on the date you cease to actively provide services and will not be extended by any Notice Period. The Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your option (including whether you may still be considered to be providing services while on a leave of absence).

The following provisions will apply if the Optionholder is a resident of Quebec:

LANGUAGE CONSENT. You and the Company acknowledge that it is your express wish that the Stock Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

CONSENTEMENT RELATIF A LA LANGUE UTILISEE. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention («Stock Option Agreement »), ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées en vertu de ou liés directement ou indirectement à la présente convention («Stock Option Agreement »).

DATA PRIVACY. This provision supplements Section 17 of the Stock Option Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Affiliate and E*TRADE Financial Corporate Services, Inc. to disclose and discuss the Plan with their advisors. You further authorize the Company, any Affiliate and E*TRADE Financial Corporate Services, Inc. to record such information and to keep such information in your employee file.

Notifications

FOREIGN ASSET / ACCOUNT REPORTING NOTIFICATION. Canadian residents are required to report to the tax authorities any foreign property held outside of Canada (including options and shares of Common Stock acquired under the Plan) annually on form T1135 (Foreign Income Verification Statement) if the total value of the foreign property exceeds C$100,000 at any time during the year. Thus, if the C$100,000 cost threshold is exceeded by other foreign property held, options must be reported (generally at a nil cost). For purposes of such reporting, shares of Common Stock acquired under the Plan may be reported at their adjusted cost bases (“ACB”). The ACB of a share of Common Stock is generally equal to the fair market value of such share at the time of acquisition; however, if you own other shares of Common Stock (e.g., acquired under other circumstances or at another time), the ACB may have to be averaged with the ACB of the other shares.

You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

INDIA

Terms and Conditions

METHOD OF PAYMENT. This provision supplements Section 4 of the Stock Option Agreement:

Due to legal restrictions in India, even if the shares of Common Stock are listed on a recognized national securities exchange at the time of exercise, you may not exercise your option using a cashless sell-to-cover exercise, whereby you direct a broker or transfer agent to sell some (but not all) of the shares of Common Stock subject to the option and deliver to the Company the amount of the sale proceeds to pay the exercise price and any Tax-Related Items. However, payment of the exercise price may be made by any of the other methods of payment set forth in the Stock Option Agreement. The Company reserves the right to provide you with this method of payment depending on the development of local law.

Notifications

EXCHANGE CONTROL INFORMATION. Indian residents are required to repatriate any proceeds from the sale of shares of Common Stock to India within 90 days of receipt. Upon repatriation, Indian residents should obtain a foreign inward remittance certificate (“FIRC”) from the bank where they deposit the foreign currency and should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

FOREIGN ASSET / ACCOUNT REPORTING NOTIFICATION. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside of India) in their annual tax returns. You are responsible for complying with this reporting obligation and are encouraged to confer with your personal tax advisor in this regard.

IRELAND

Notifications

DIRECTOR REPORTING OBLIGATION. If you are a director, shadow director or secretary of an Affiliate in Ireland, and your interests in the Company represent more than 1% of the Company’s voting share capital, you must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., options, shares of Common Stock), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of your spouse or children under the age of 18 (whose interests will be attributed to you if you are a director, shadow director or secretary).

UNITED KINGDOM

Terms and Conditions

UNAPPROVED OPTION. This option is an unapproved option for United Kingdom tax purposes.

SECTION 431 ELECTION. As a condition of participation in the Plan and the exercise of the option, you agree that, jointly with the Employer, you shall enter into the joint election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisition of “Restricted Securities” (as defined in Sections 423 and 424 of ITEPA 2003), and that you will not revoke such election at any time. This election will be to treat the shares of Common Stock acquired pursuant to the exercise of the option as if such shares of Common Stock were not “Restricted Securities” for U.K. tax purposes. You must enter into the form of election, which will be provided by the Company, concurrent with the execution of the Stock Option Agreement.

WITHHOLDING OBLIGATIONS. The following provisions supplement Section 14 of the Stock Option Agreement:

If payment or withholding of the income tax due is not made within ninety (90) days of the end of the tax year in which the taxable event occurs or such other period specified in Section 222(l)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by you to the Company or the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 14 of the Stock Option Agreement.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the income tax due as described above. In the event that you are such a director or executive officer and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You are responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime. You are responsible for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contribution due on this additional benefit and acknowledge that the Company or the Employer may recover such amount from you by any of the means referred to in Section 14 of the Stock Option Agreement.

JOINT ELECTION. As a condition of your participation in the Plan, you agree to accept any liability for secondary Class I national insurance contributions which may be payable by the Company and/or the Employer in connection with the option and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, you agree to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer’s NICs from you by any of the means set forth in Section 14 of the Stock Option Agreement.

If you do not enter into a Joint Election, or if approval of the Joint Election has been withdrawn by HMRC, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any shares of Common Stock to you upon exercise of the option.

Please note: Exercising an option to purchase shares of stock is complex. Please allow time to consult a financial advisor and a tax advisor before you make a decision to exercise. Also, please contact Stock Plan Administrator at legal@avalara.com at least one week prior to the date of option exercise (at the very latest) in order to receive disclosure documents and for assistance to complete the forms and correctly calculate how much you will need to pay (or have withheld from a paycheck, if applicable) to cover the option and estimated withholding taxes under the terms of the Plan and your Option Agreement as detailed in this Notice.

☐ Incentive Stock Option	Optionholder Name (print):

☐ Nonstatutory Stock Option	Date:

NOTICE OF EXERCISE OF STOCK OPTION

Avalara, Inc.

100 Ravine Lane N.E., Suite 220

Bainbridge Island, WA 98110

Ladies and Gentlemen:

1. Option. I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of Avalara, Inc. (the “Company”) pursuant to the Company’s (choose one) ☐ 2006 Equity Incentive Plan or ☐ 2004 Equity Incentive Plan or the ☐ Taxcient, Inc. 2005 Stock Option Plan (each, a “Plan”), my Stock Option Agreement (the “Option Agreement”) and/or my Notice of Grant of Stock Option (the “Notice”), as follows:

Date of Option Grant:

Total Number of Option Shares Granted:

Exercise Price per Share:	$

2. Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of with are Vested Shares in accordance with the Notice and/or Option Agreement:

Total Shares Purchased:

Total Exercise Price (Total Shares x Price Per Share):	$

Certificate(s) to be issued in the name of:

3. Payments. Form of payment enclosed [check all that apply]:

☐	Check for $ , made payable to “AVALARA, INC.”

☐	Cashless Exercise. (These shares will be valued as of the date when this notice is received by the Company.)

☐	Other permitted method pursuant to terms applicable to grant. If other, describe:

NOTICE OF EXERCISE OF STOCK OPTION

4. Optionholder Information.

My address is set forth below.

5. Acknowledgments and Representations.

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Company listed above (the “Shares”), which are being acquired by me for my own account upon exercise of the Option as set forth above:

I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rule 701 and “control securities” under Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

I further acknowledge that I will not be able to resell the Shares for at least ninety days (90) after the stock of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company’s Articles of Incorporation, Bylaws and/or applicable securities laws.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by me, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. I further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to my Shares until the end of such period.

NOTICE OF EXERCISE OF STOCK OPTION

I understand and acknowledge that, as a condition to my receipt of the Shares, I may be required to execute additional agreements, such as a shareholder agreement, right of first refusal and co-sale agreement, voting agreement and/or otherwise, which may subject the Shares to additional restrictions with regards to transfer, voting or otherwise.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, my Option Agreement and/or Notice, copies of which I have received and carefully read and understand.

6. Electronic Transmission for Shareholder Notices. By providing Optionholder’s email address below, if and when Optionholder exercises this Option with respect to any of the Shares, Optionholder hereby consents to receive electronically transmitted notices for any and all purposes under the Washington Business Corporation Act at the email address provided or as subsequently modified by written notice. Unless otherwise required by law, such electronic notice, if sent during normal business hours of the recipient, will be effective on the next business day.

Very truly yours,

(Print Name)

Address:

Email:

Receipt of the above is hereby acknowledged.

AVALARA, INC.

By:

Title:

Dated:

NOTICE OF EXERCISE OF STOCK OPTION